Exhibit 10.8

Micrus Endovascular Corporation

                                                                                             July 11, 2010

Carolyn Bruguera
2810 Belmont Cyn Rd.
Belmont, CA  94002

Re:           Retention Agreement

Dear Carolyn:

This letter agreement is in reference to the offer letter between you and Micrus Endovascular Corporation (the “Company”), dated as of November 1, 2005 and amended December 15, 2008 (the “Employment Agreement”).  As you know, Johnson & Johnson, a New Jersey corporation (“Parent”), Cope Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and the Company propose to enter into a merger agreement (the “Merger Agreement”) that will (subject to the satisfaction of the terms and conditions of the Merger Agreement) result in the Company becoming wholly-owned by Parent upon the Closing (as defined in the Merger Agreement) as a result of the Merger (as defined in the Merger Agreement).  As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Parent has requested that you enter into this letter agreement setting forth certain modifications to your rights and obligations under the Employment Agreement and any other agreement between you and the Company that provides for severance or separation benefits.  Capitalized terms used but not otherwise defined herein will have the meanings assigned thereto under the Employment Agreement, unless otherwise expressly noted.

In consideration of the benefits provided under Section 4 of this letter agreement and for other good and valuable consideration, which is hereby acknowledged and agreed by the undersigned, each of the Company, Parent and you (each, a “party”) agrees as follows:

1.           Effectiveness.  This letter agreement will become effective upon its execution by each of the parties; provided, however, that this letter agreement will be null and void ab initio and of no further force or effect if the Merger Agreement is terminated prior to the

Closing (it being understood that Parent and Purchaser shall have no liabilities or obligations hereunder unless and until the Closing occurs).

2.           Entitlement to Severance; Miscellaneous.  (a) You hereby agree that you shall be entitled to the severance compensation described in the first sentence of the second paragraph of the “Severance Benefits in connection with Change in Control” subsection of the “Benefits” section of the Employment Agreement (the “Termination Compensation”) only in the event that, within 12 months after the occurrence of the Closing, your employment is terminated (x) by the Company other than for Cause or due to your death or Permanent Disability or (y) by you for Good Reason (as defined in the Employment Agreement, except that clause (iii) of the definition (relating to a diminution in authorities, duties or responsibilities) shall be amended in its entirety to read as follows: “(iii) the Company assigning you duties or responsibilities that are substantially inconsistent with your professional skills and experience levels as of the Change in Control (without regard to the fact that the Company is no longer an independent public company).”); provided that your entitlement to such severance compensation will remain subject to your satisfaction of the Conditions (as defined in the Employment Agreement).  In addition, you further acknowledge and agree that in the event that you receive the Termination Compensation, you shall not be entitled to the Retention Bonus, and such payments and benefits shall be in lieu of, and not in addition to, (1) any payments and benefits under any other severance, separation or other termination plan maintained by the Company, Parent or any of their respective subsidiaries and (2) under any other individual agreement between you and the Company (other than under your indemnification agreement).

        (b)         You hereby agree that, except as expressly provided herein and except for the provisions in the second and third paragraphs of the “Severance Benefits not in connection with Change in Control” subsection regarding Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Employment Agreement shall cease to apply to you from and after the Closing.

        (c)         Your stock options will be treated upon the Closing in accordance with Section 3.4 of the Merger Agreement.

3.           Stock Awards.  You hereby agree that no stock option, restricted stock unit or other equity-based or equity-related award granted to you on or after the Closing will be subject to the provisions in the Employment Agreement regarding accelerated vesting in connection with a termination of your employment.

4.           Retention Payment.  Subject to your compliance with Sections 6 and 7 of this letter agreement, if you remain an active full-time employee of the Company, Parent or any of their respective subsidiaries through the expiration of the 12-month period following the Closing, you will receive cash payments equal to the aggregate amount described in the first sentence of the second paragraph of the “Severance Benefits in connection with Change in Control” subsection of the “Benefits” section of the Employment Agreement (the “Retention Bonus”), which will be paid to you in accordance with the Company’s normal payroll practices for six months following the Release Effective Date (as defined below) in addition to your normal base salary.  For the avoidance of doubt, you will be entitled to continue to receive the Retention Bonus payments specified in the immediately preceding sentence in the event your employment is terminated for any reason following the Release Effective Date.  You hereby agree that the Employment Agreement and any other agreement between you and the Company providing for severance or separation benefits are hereby amended to provide that, if you become entitled to payment of the Retention Bonus, you will not be entitled to the Termination Compensation or any severance payments or benefits under the Employment Agreement (including under the “Severance Benefits in connection with Change in Control” and “Severance Benefits not in connection with Change in Control” subsections of the “Benefits” section) or under any such other agreement, and all of your rights under each such agreement will immediately terminate.  In no event will you receive the Retention Bonus if your employment is terminated for any reason prior to the expiration of the 12-month period following the Closing.

5.           Restrictions on Termination of Employment Prior to Closing.  The Company hereby agrees that during the period following the signing of this letter agreement and prior to the Closing, it shall not terminate your employment other than for Cause.

6.           Employee Covenants. You acknowledge that as a result of your employment with the Company, you have been given access to various trade secrets and confidential customer lists of the Company.  In addition, you further acknowledge and agree that a material aspect of Parent’s decision to enter into the Merger Agreement is the acquisition of the Company’s goodwill for the purpose of Parent’s carrying on a business that is similar to the business of the Company.  Therefore, in consideration for (a) the cash-out of outstanding Company stock options that you hold as of the Closing and (b) the Retention Bonus granted under this letter agreement, you agree to remain to be bound by the Company’s Proprietary Information Agreement, Arbitration Agreement and Invention Assignment, in accordance with their terms in effect on the date hereof.

7.           General Waiver and Release. You agree that the Retention Bonus to which you may become entitled hereunder will become payable to you only if (a) you execute, prior to the payment of such amount, a general waiver and release of all claims up to the date such release is executed, including those under the Employment Agreement, in favor of Parent, the Company and their respective subsidiaries and affiliates, and others related to such entities (including their respective directors, officers and employees) other than those claims relating to indemnification and advancement of expenses (including under indemnification agreements, the Company's bylaws and the Company's amended and restated certificate of incorporation) or rights to directors and officers insurance or reimbursement of expenses, in a form that Parent in its sole discretion shall deem appropriate, and (b) such waiver and release becomes effective and irrevocable (the date of such effectiveness and irrevocability, the “Release Effective Date”, which date shall be no later than 60 days after your date of termination).

8.           Withholding.  You are solely liable for all taxes and tax penalties that may arise in connection with this letter agreement (including any taxes arising under Section 409A of the Code), and none of the Company, Parent or their respective subsidiaries or affiliates will have any obligation to indemnify or otherwise hold you harmless from any or all such taxes.  The Company or Parent may withhold from any amounts payable under this letter agreement such Federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

9.           Section 409A. In order to comply with Section 409A of the Code, and to avoid the imposition of penalties and additional taxes on you under Section 409A of the Code, you hereby agree that the Employment Agreement is hereby amended to provide that payment of any severance that you become entitled to receive thereunder will be delayed by six months, to the extent required by Section 409A(a)(2)(B)(i) of the Code, and the portion of such severance that would otherwise have been paid to you during such six-month period will be paid to you in a lump sum at the end of such six-month period without interest.  While it is intended that the provisions of this letter agreement comply with Section 409A of the Code, and all provisions of this letter agreement will be construed and interpreted in a manner consistent with Section 409A of the Code, neither the Company nor Parent is making any representation or warranty that the provisions of this letter agreement comply with Section 409A of the Code.

10.           Not an Employment Agreement.  The terms of this letter agreement neither bind you to continued employment with the Company, Parent or any of their respective subsidiaries or affiliates nor confer any rights upon you with respect to the continuation of employment by the Company, Parent or any of their respective subsidiaries or affiliates.  No provision of this letter agreement shall be construed as prohibiting or limiting the ability of Parent to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent or the Company, and nothing herein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding.

11.           Governing Law.  This letter agreement will be governed by, construed and interpreted in accordance with, the laws of the State of California, without regard to its principles of conflicts of laws.

12.           Severability. If any term, provision, covenant or condition of this letter agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition will, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision will, as to such jurisdiction, be deemed to be excised from this letter agreement and any such invalidity, illegality or unenforceability with respect to such provision will not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof will remain in full force and effect and will in no way be affected, impaired or invalidated.

13.           Entire Agreement; Amendments.  This letter agreement and the Employment Agreement contain the entire agreement among you, the Company and Parent concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among you, the Company and Parent with respect hereto.  You acknowledge and agree that this letter agreement constitutes a modification of your rights under the Employment Agreement and any other agreement between you and the Company providing for severance or separation benefits or any other plan, program, policy or arrangement providing for such benefits.  Notwithstanding the foregoing, all other terms of the Employment Agreement and any such other agreement that have not been modified by this letter agreement will remain in full force and effect.  This letter agreement may not be modified or amended except by a writing signed by each of the parties hereto.

14.           Successors and Assigns.  This letter agreement will be binding on (a) you and your estate and legal representatives and (b) the Company, Parent and their respective successors and assigns.

15.           Counterparts; Interpretation.  This letter agreement may be executed in two or more counterparts (including via facsimile), each of which will be deemed an original but all of which together will be considered one and the same agreement.  For purposes of this letter agreement, the term “including” shall mean “including, without limitation”.

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Very truly yours,

MICRUS ENDOVASCULAR CORPORATION

	By:	/s/ John T. Kilcoyne
	Name:	John T. Kilcoyne
	Title:	Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Carolyn Bruguera
Carolyn Bruguera